Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Completes Sale
of Three Non-Core Properties for $28.2 Million

Virginia Beach, VA –October 28, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today it has sold three single-tenant retail properties to Ladder Capital (NASDAQ:LADR) (“Ladder”), a leading commercial real estate finance company.

The three free-standing properties, Harps, Jenks Reasor’s, and Bixby Commons, were sold under separate contracts for a combined price of $28.2 million at a weighted-average capitalization rate of 7.26% based on a net operating income for the trailing twelve months. The Company originally acquired the properties for $26.6 million which equated to a weighted-average capitalization rate of 7.70%.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “The sale of these three freestanding properties reflects the execution of our strategy to remain focused on acquiring multi-tenant properties, monetize non-core assets and use proceeds to re-invest in our specialized markets. Acquired just over two years ago, we believe that the market for such properties are favorable and plan to generate strong returns for our shareholders once the proceeds are re-invested.”

The properties are located in Tulsa and Delaware Counties, Oklahoma and total approximately 187,705 gross leasable square feet. The assets were listed for sale as the Company streamlines its acquisition focus onto multi-tenant retail properties. The Company intends to reinvest proceeds from the sale into assets best aligned with its business model.

About Ladder Capital
Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton, Los Angeles and San Francisco.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. Specifically, the Company's statements regarding the market for freestanding properties and ability to reinvest the proceeds and generate returns for investors are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com